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                                                                    EXHIBIT 23.1

                        INDEPENDENT ACCOUNTANTS' CONSENT


     We consent to the use in this Registration Statement on Form S-1 of 2,400,000 Common Units related to limited partner interests in Ferrellgas Partners, L.P., of our report dated June 3, 1994, on Ferrellgas, Inc. (which expressed an unqualified opinion and included an explanatory paragraph concerning an uncertainty involving an income tax matter), appearing in the Prospectus, which is part of this Registration Statement, and of our report dated June 3, 1994 relating to the financial statement schedules appearing elsewhere in this Registration Statement.

     We also consent to the use in this Registration Statement on Form S-1 of 2,400,000 Common Units related to limited partner interests in Ferrellgas Partners, L.P., of our report dated April 27, 1994 on Ferrellgas Partners, L.P., appearing in the Prospectus, which is part of this Registration Statement.

     We also consent to the use in this Registration Statement on Form S-1 of 2,400,000 Common Units related to limited partner interests in Ferrellgas Partners, L.P., of our report dated June 3, 1994 accompanying the pro forma financial information of Ferrellgas Partners, L.P., appearing in the Prospectus, which is part of this Registration Statement.

     We also consent to the reference to us under the headings "Selected Historical and Pro Forma Consolidated Financial and Operating Data" and "Experts" in such Prospectus.


DELOITTE & TOUCHE LLP
Kansas City, Missouri
August 17, 1994